Exhibit 99.1

Farmer Bros. Co. Reports Fourth Quarter and Fiscal 2021 Financial Results

NORTHLAKE, Texas, September 9, 2021 (GLOBE NEWSWIRE) -- Farmer Bros. Co. (NASDAQ: FARM) (the “Company”) today reported financial results for its fourth quarter and fiscal year ended June 30, 2021.

Fourth Quarter Fiscal 2021 Highlights:

•Net sales were $102.9 million, an increase of $21.8 million, or 26.9%, from the prior year period due to notable improvement in the DSD channel compared to the prior year
•Gross margin increased to 27.6% from 19.2% in the prior year period, and was the highest gross margin quarter during fiscal 2021
•Net loss was $4.0 million compared to a net loss of $9.7 million in the prior year period
•Adjusted EBITDA was $3.4 million compared to $0.7 million in the prior year period*
•As of June 30, 2021, total debt outstanding was $91.0 million and cash and cash equivalents was $10.3 million
•Negotiated new credit facilities, effectively increasing borrowing capacity and flexibility while lowering overall borrowing cost
Fiscal 2021 Highlights:

•Net sales were $397.8 million, a decrease of $103.5 million, or 20.6%, from the prior year due primarily to the impact of the COVID-19 pandemic
•Achieved notable improvement in DSD channel sales compared to pre-COVID levels during fiscal year 2021, with sequential improvement in every quarter, from down 45% at June 30, 2020 to down 27% for the fourth quarter of 2021
•Gross margin decreased to 25.4% from 27.6% in the prior year, but improved sequentially in every quarter of the year.
•Net loss was $41.7 million compared to a net loss of $37.1 million in the prior year period
•Adjusted EBITDA was $16.6 million compared to $18.7 million in the prior year period
•Successfully completed key initiatives within the company's optimization strategy, including:
◦Doubling production and packaging capacity at the Northlake, Texas facility
◦Ending production and fully exiting the aged Houston, Texas facility
◦Opening a new West Coast distribution facility in Rialto, California, and
◦Completing full deployment of new handheld technology on our DSD routes

(*Adjusted EBITDA, a non-GAAP financial measure, is reconciled to its corresponding GAAP measure at the end of this press release.)

Deverl Maserang, Chief Executive Officer, commented, “We’re very pleased with the continued progress we made during our fourth fiscal quarter, which builds on the work we achieved throughout the year and positions us well heading into the new fiscal year. Our optimization strategies have led to solid efficiencies that we’re seeing increasingly materialize as volumes have steadily improved throughout the quarter. As a result, we posted our strongest quarterly gross margin since the onset of the pandemic, and we expect these efficiencies to strengthen as volumes continue to recover.” Mr. Maserang continued, “Just prior to the onset of the pandemic, we put several initiatives in place and outlined our turnaround strategy, which included rebalancing and strengthening our footprint, optimizing our manufacturing capabilities and supply chain, modernizing our facilities, and implementing new technologies to expand our offerings and streamline our sales process. I am very proud of our team’s execution through a challenging environment, and we are gaining confidence as we’re starting to see more positive changes flow through our business, benefiting our bottom line. While we remain vigilant given recent developments in the trajectory of the pandemic, we have yet to see any meaningful impact from the Delta variant, and we’re encouraged by the weekly trends we’ve seen in the first few weeks of our fiscal first quarter.”

Fourth Quarter and Fiscal 2021 Results:

Selected Financial Data

The selected financial data presented below under the captions “Income statement data,” “Operating data” and “Other data” summarizes certain performance measures for the three months and fiscal years ended June 30, 2021 and 2020 (unaudited).

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020
(In thousands, except per share data)
Income statement data:
Net sales	$102,857	$81,083	$397,850	$501,320
Gross margin	27.6%	19.2%	25.4%	27.6%
Loss from operations	$(6,169)	$(13,595)	$(38,173)	$(43,002)
Net loss	$(3,971)	$(9,718)	$(41,651)	$(37,087)
Net loss available to common stockholders per common share—diluted	$(0.24)	$(0.57)	$(2.39)	$(2.19)

Operating data:
Total Green Coffee pounds sold	19,140	19,706	79,506	100,700
Sold through DSD and Other	5,866	5,422	21,387	31,047
Sold through Direct Ship	13,274	14,283	58,119	69,653
EBITDA (1)	$8,089	$184	$11,480	$(1,796)
EBITDA Margin (1)	7.9%	0.2%	2.9%	(0.4)%
Adjusted EBITDA (1)(2)	$3,403	$713	$16,611	$18,742
Adjusted EBITDA Margin (1)	3.3%	0.9%	4.2%	3.7%

Other data:
Capital expenditures related to maintenance	$1,975	$1,223	$7,758	$11,845
Total capital expenditures	$2,348	$4,446	$15,117	$17,560
Depreciation and amortization expense	$6,394	$7,352	$27,625	$29,896

(1) EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.
(2) Adjusted EBITDA for the fiscal year ended June 30, 2021 includes $14.4 million of higher amortized gains resulting from the curtailment of the postretirement medical plan in March 2020. Adjusted EBITDA for the three months ended and year ended June 30, 2020, includes $7.2 million for these amortized gains.

Net sales in the fourth quarter of fiscal 2021 were $102.9 million, an increase of $21.8 million, or 26.9%, from the prior year period. The increase in net sales was driven primarily by continued recovery from the COVID-19 pandemic as local governments across the country eased restrictions and vaccines were distributed and rolled out successfully. During the quarter ended June 30, 2021, our average weekly sales were down 27% compared to pre-COVID levels, which is an improvement from a 45% decline as of June 30, 2020. The largest DSD sales declines were from restaurants, hotels and casino channels, while demand from healthcare and C-stores channels continue to be less impacted.

Although our Direct Ship sales channel was also affected by the COVID-19 pandemic, the impact was significantly less due to the types of customers we serve through this channel. These customers include our retail business and products sold by key grocery stores under their private labels, as well as through third party e-commerce platforms. Also, our direct ship sales channel was negatively impacted by accounts we decided to exit during fiscal year 2021 since they were lower or negative profit due to the impacts from COVID-19 on their business.

Gross profit in the fourth quarter of fiscal 2021 was $28.4 million, an increase of $12.8 million, or 82.5% from the prior year period and gross margin increased to 27.6% from 19.2%. The increase in gross profit was primarily driven by higher net sales partially offset by higher cost of goods sold. The increase in gross margin was due to the effect of the continued recovery from COVID-19 on DSD channel sales since our DSD channel has higher margins. This increase was partially offset by higher coffee brewing equipment costs and unfavorable production variances resulting from costs associated with the closing of our Houston, Texas facility and ramp up of our Northlake, Texas facility during the year.

Operating expenses in the fourth quarter of fiscal 2021 increased $5.4 million, or 18.6%, to $34.5 million, from $29.1 million in the prior year period, but decreased as a percentage of net sales to 33.6% compared to 35.9% of net sales in the prior year period. The increase in operating expenses was primarily due to a $3.2 million increase in selling expenses and $0.9 million increase in general and administrative expenses. The increase in selling costs was primarily due to variable costs, including payroll, associated with higher sales volumes. The increase in general and administrative expenses was primarily due to costs associated with our supply chain optimization initiatives completed this quarter to exit our Houston, Texas facility, and the opening and full ramp-up of our new West Coast distribution facility in Rialto, California. Additionally, both selling and general and administrative expenses were negatively impacted due to accrued employee incentive bonuses in the current year. In the prior year, we did not pay employee incentive bonus due to the pandemic's impact on our business.

Interest expense in the fourth quarter of fiscal year ended June 30, 2021 increased $4.2 million to $6.8 million from $2.6 million in the prior year period. The increase in interest expense was due to the write-off of deferred finance costs related to the repayment of our Amended Revolving Facility in April 2021 and, to a lesser extent, the amortization of de-designated interest rate swap costs.

Also, during the fourth quarter of 2021, we announced the amendment of our post retirement death benefit plan effective immediately. The announcement triggered a re-measurement and resulted in settlement gains of $6.4 million in the three month period ended June 30, 2021 included in other, net.

As a result of the foregoing factors, net loss was $4.0 million in the fourth quarter of fiscal 2021 as compared to a net loss of $9.7 million in the prior year period.

Our maintenance capital expenditures for the three months ended June 30, 2021 was $2.0 million compared to $1.2 million for the same period a year ago. The increase was due to coffee brewing equipment purchased for our DSD customers as volumes have improved since last year. Several key initiatives put in place, including a focus on refurbished CBE equipment to drive cost savings, have helped reduce our coffee brewing equipment purchases as DSD sales volumes improve.
As of June 30, 2021, the outstanding debt on our Revolver and Term Loan Credit Facilities were $43.5 million and $47.5 million, respectively, a combined decrease of $31.0 million compared to June 30, 2020 in our total revolver debt balance. Our cash decreased by $49.6 million to $10.4 million as of June 30, 2021, compared to $60.0 million as of June 30, 2020. These changes resulted from the repayments on our revolver under the terms of the Amended Revolving Facility, which was fully repaid in April 2021. The net reduction in our liquidity during the current year was due to our investment in inventory as our sales volumes continue to recover from the pandemic, capital expenditures to fund certain key growth initiatives noted above, and financing costs associated with our new Credit Facilities composed of a revolver credit facility and a term credit facility agreement.

Non-GAAP Financial Measures:
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Non-GAAP Financial Measures section on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

Adjusted EBITDA was $3.4 million in the fourth quarter of fiscal 2021, as compared to $0.7 million in the prior year period, and Adjusted EBITDA Margin was 3.3% in the fourth quarter of fiscal 2021, as compared to 0.9% in the prior year period.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant, department and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of $397.8 million in fiscal 2021 and has approximately 1,064 employees nationwide. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Investor Conference Call

Deverl Maserang, Chief Executive Officer, and Scott Drake, Chief Financial Officer, will host an audio-only investor conference call today, September 9, 2021, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the fourth quarter and fiscal year ended June 30, 2021. The Company’s earnings press release will be available on the Company’s website at www.farmerbros.com under “Investor Relations.”

The call will be open to all interested investors through a live audio web broadcast via the Internet at https://edge.media-server.com/mmc/p/wdrttuov and at the Company’s website www.farmerbros.com under “Investor Relations.” The call also will be available to investors and analysts by dialing Toll Free: (844) 423-9890. The passcode/ID is 1488347.

The audio-only webcast will be archived for at least 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, duration of the disruption to the Company’s business and customers from the COVID-19 pandemic and any resurgence or new strain of the virus, levels of consumer confidence in national and local economic business conditions, the duration and magnitude of the pandemic’s impact on unemployment rates, the success of the Company’s strategy to recover from the effects of the pandemic, the success of the Company's turnaround strategy, the execution of the five key initiatives, the impact of capital improvement projects, the adequacy and availability of capital resources to fund the Company’s existing and planned business operations and the Company’s capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of our large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, fluctuations in price and availability of new materials, the success of the Company to recruit, retain, attract and compensate qualified employees, the success of the Company’s adaptation to technology and new commerce channels, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price and interest rate risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, our continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this report and other factors described from time to time in our filings with the SEC. The results of operations for the fourth quarter and fiscal year ended June 30, 2021 are not necessarily indicative of the results that may be expected for any future period.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Year Ended June 30,			Three Months Ended June 30,
	2021	2020	2019	2021	2020
Net sales	$397,850	$501,320	$595,942	$102,857	$81,083
Cost of goods sold	296,925	363,198	416,840	74,478	65,536
Gross profit	100,925	138,122	179,102	28,379	15,547
Selling expenses	95,503	121,762	139,647	24,468	21,274
General and administrative expenses	42,945	42,569	48,959	10,611	9,730
Restructuring and other transition expenses	—	—	4,733	—	—
Net (gains) losses from sales of assets	(593)	(25,237)	465	(531)	(1,862)
Impairment of goodwill and intangible assets	—	42,030	—	—	—
Impairment of fixed assets	1,243	—	—
Operating expenses	139,098	181,124	193,804	34,548	29,142
Loss income from operations	(38,173)	(43,002)	(14,702)	(6,169)	(13,595)
Other (expense) income:
Interest expense	(15,962)	(10,483)	(12,000)	(6,788)	(2,598)
Postretirement benefits curtailment gains and pension settlement (charge)	6,359	5,760	(10,948)	6,359	—
Other, net	19,720	10,443	4,166	2,437	7,502
Total other income (expense)	10,117	5,720	(18,782)	2,008	4,904
Loss before taxes	(28,056)	(37,282)	(33,484)	(4,161)	(8,691)
Income tax expense (benefit)	13,595	(195)	40,111	(190)	1,027
Net loss	$(41,651)	$(37,087)	$(73,595)	$(3,971)	$(9,718)
Less: Cumulative preferred dividends, undeclared and unpaid	574	554	535	146	140
Net loss available to common stockholders	$(42,225)	$(37,641)	$(74,130)	$(4,117)	$(9,858)
Net loss available to common stockholders per common share—basic	$(2.39)	$(2.19)	$(4.36)	$(0.24)	$(0.57)
Net loss available to common stockholders per common share—diluted	$(2.39)	$(2.19)	$(4.36)	$(0.24)	$(0.57)
Weighted average common shares outstanding—basic	17,635,402	17,205,849	16,996,354	17,339,939	17,339,939
Weighted average common shares outstanding—diluted	17,635,402	17,205,849	16,996,354	17,339,939	17,339,939

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)(In thousands, except share and per share data)

	June 30,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$10,263	$60,013
Restricted cash	175	—
Accounts receivable, net of allowance for doubtful accounts of $325 and $1,796, respectively	40,321	40,882
Inventories	76,791	67,408
Income tax receivable	—	831
Short-term derivative assets	4,351	165
Prepaid expenses	5,594	7,414
Assets held for sale	1,591	—
Total current assets	139,086	176,713
Property, plant and equipment, net	150,091	165,633
Intangible assets, net	18,252	20,662
Right-of-use operating lease assets	26,254	21,117
Other assets	4,323	8,574
Total assets	$338,006	$392,699
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	45,703	36,987
Accrued payroll expenses	15,345	9,394
Term loan - current	950	—
Operating leases liabilities - current	6,262	5,854
Short-term derivative liabilities	1,555	5,255
Other current liabilities	6,425	6,802
Total current liabilities	76,240	64,292
Long-term borrowings under revolving credit facility	43,500	122,000
Term loan - noncurrent	44,328	—
Accrued pension liabilities	39,229	58,772
Accrued postretirement benefits	960	9,993
Accrued workers’ compensation liabilities	3,649	4,569
Operating lease liabilities - noncurrent	20,049	15,628
Other long-term liabilities	5,092	5,532
Total liabilities	$233,047	$280,786
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized; Series A Convertible Participating Cumulative Perpetual Preferred Stock, 21,000 shares authorized; 14,700 shares issued and outstanding as of June 30, 2021 and 2020, respectively; liquidation preference of $16,752 and $16,178 as of June 30, 2021 and 2020, respectively	15	15
Common stock, $1.00 par value, 25,000,000 shares authorized; 17,852,793 and 17,347,774 shares issued and outstanding at June 30, 2021 and 2020 , respectively	17,853	17,348
Additional paid-in capital	66,109	62,043
Retained earnings	66,311	108,536
Accumulated other comprehensive loss	(45,329)	(76,029)
Total stockholders’ equity	$104,959	$111,913
Total liabilities and stockholders’ equity	$338,006	$392,699

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Year Ended June 30,
	2021	2020	2019
Cash flows from operating activities:
Net loss	$(41,651)	$(37,087)	$(73,595)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	27,625	29,896	31,065
Provision for doubtful accounts	(877)	1,379	1,363
Impairment of goodwill and intangible assets	—	42,030	—
Impairment losses on fixed assets	1,243	—	—
Restructuring and other transition expenses, net of payments	—	—	1,172
Deferred income taxes	13,404	(300)	41,654
Postretirement benefits and pension settlement cost	(21,077)	(5,760)	10,948
Net (gains) losses from sales of assets	(593)	(25,237)	466
ESOP and share-based compensation expense	4,580	4,309	3,674
Net (gains) losses on derivative instruments and investments	(3,250)	9,818	9,196
Change in operating assets and liabilities:
Accounts receivable	1,438	12,893	2,757
Inventories	(9,383)	19,530	16,192
Income tax receivable	—	—	—
Derivative (liabilities) assets, net	5,016	(1,082)	(18,901)
Other assets	11,249	990	114
Accounts payable	7,790	(35,784)	16,546
Accrued expenses and other	3,000	(14,140)	(7,201)
Net cash (used in) provided by operating activities	$(1,486)	$1,455	$35,450
Cash flows from investing activities:
Purchases of property, plant and equipment	(15,117)	(17,560)	(34,760)
Proceeds from sales of property, plant and equipment	4,421	39,477	2,399
Net cash (used in) provided by investing activities	$(10,696)	$21,917	$(32,361)
Cash flows from financing activities:
Proceeds from revolving and term loan credit facility	$80,742	$90,000	$50,642
Repayments on revolving and term loan credit facility	(159,242)	(60,000)	(48,429)
Proceeds from issuance of term loan	47,500	—	—
Payments of finance lease obligations	(105)	(53)	(215)
Payment of financing costs	(6,288)	(418)	(1,049)
Proceeds from stock option exercises	—	129	507
Net cash (used in) provided by financing activities	$(37,393)	$29,658	$1,456
Net (decrease) increase in cash and cash equivalents	$(49,575)	$53,030	$4,545
Cash and cash equivalents and restricted cash at beginning of year	60,013	6,983	2,438
Cash and cash equivalents and restricted cash at end of year	$10,438	$60,013	$6,983

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) - (continued)
(In thousands)
	Year Ended June 30,
	2021	2020	2019
Supplemental disclosure of cash flow information:
Cash paid for interest	$5,703	$4,426	$5,512
Cash paid for income taxes	$355	$21	$107
Supplemental disclosure of non-cash investing and financing activities:
Non-cash additions to property, plant and equipment	$95	$446	$2,619
Non-cash portion of earnout payable recognized—West Coast Coffee acquisition	$—	$—	$400
Non-cash Issuance of 401-K shares of Common Stock	$398	$266	$37
Non-cash post-closing working capital adjustment—Boyd Coffee acquisition	$—	$—	$2,277
Cumulative preferred dividends, undeclared and unpaid	$574	$554	$535

Non-GAAP Financial Measures

In addition to net (loss) income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as net (loss) income excluding the impact of:
•income taxes;
•interest expense; and
•depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net (loss) income excluding the impact of:
•income taxes;
•interest expense (benefit);
•(loss) income from short-term investments;
•depreciation and amortization expense;
•ESOP and share-based compensation expense;
•non-cash impairment losses;
•non-cash pension withdrawal expense;
•restructuring and other transition expenses;
•severance costs;
•proxy contest-related expenses;
•non-recurring costs associated with the COVID-19 pandemic and 2021 severe winter weather;
•net gains and losses from sales of assets;
•non-cash pension settlements and postretirement benefits curtailment; and
•acquisition, integration and strategic initiative costs.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
For purposes of calculating EBITDA and EBITDA Margin and Adjusted EBITDA and Adjusted EBITDA Margin, we have excluded the impact of interest expense resulting from the adoption of ASU 2017-07, non-cash pretax pension and postretirement benefits resulting from the amendment and termination of certain Farmer Bros. pension and postretirement benefits plans and severance because these items are not reflective of our ongoing operating results.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net (loss) income to EBITDA (unaudited):

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2021	2020	2019	2021	2020
Net loss, as reported	$(41,651)	$(37,087)	$(73,595)	$(3,971)	$(9,718)
Income tax expense (benefit)	13,595	(195)	40,111	(190)	1,027
Interest expense(1)	11,911	5,590	6,036	5,856	1,523
Depreciation and amortization expense	27,625	29,896	31,065	6,394	7,352
EBITDA	$11,480	$(1,796)	$3,617	$8,089	$184
EBITDA Margin	2.9%	(0.4)%	0.6%	7.9%	0.2%
____________
(1)Excludes interest expense related to pension plans and postretirement benefits.
Set forth below is a reconciliation of reported net (loss) income to Adjusted EBITDA (unaudited):

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2021	2020	2019	2021	2020
Net loss, as reported	$(41,651)	$(37,087)	$(73,595)	$(3,971)	$(9,718)
Income tax expense (benefit)	13,595	(195)	40,111	(190)	1,027
Interest expense(1)	11,911	5,590	6,036	5,856	1,523
Depreciation and amortization expense	27,625	29,896	31,065	6,394	7,352
ESOP and share-based compensation expense	4,580	4,329	3,723	1,019	1,132
Restructuring and other transition expenses	—	—	4,733	—	—
Weather-related event - severe winter weather	109	—	—	—	—
Strategic initiatives(2)	4,203	523	—	935	523
Net (gains) losses from sales of assets	(593)	(25,237)	465	(532)	(1,863)
Impairment of goodwill and intangible assets	—	42,030	—	—	—
Impairment of fixed assets	1,243	—	—	—	—
Non-recurring costs associated with the COVID-19 pandemic	352	362	—	52	233
Postretirement benefits gains curtailment and pension settlement charge	(6,359)	(5,760)	10,948	(6,359)	—
Proxy contest-related expenses	—	463	—	—	—
Acquisition and integration costs	—	—	6,123	—	—
Severance	1,596	3,828	2,273	199	504
Adjusted EBITDA (3)	$16,611	$18,742	$31,882	$3,403	$713
Adjusted EBITDA Margin	4.2%	3.7%	5.3%	3.3%	0.9%
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(1)Excludes interest expense related to pension plans and postretirement benefits.
(2)Includes initiatives related to the Houston facility exit and opening of the Rialto distribution center.
(3)Adjusted EBITDA for the fiscal year ended June 30, 2021 includes $14.4 million of higher amortized gains resulting from the curtailment of the postretirement medical plan in March 2020. Adjusted EBITDA for the three months ended and year ended June 30, 2020, also included $7.2 million for these amortized gains.

Contact:
Ellipsis
Jeff Majtyka & Kyle King
646-776-0886